                                                              EXHIBIT 99.(15)(H)

                          EATON VANCE MUNICIPALS TRUST

                            CLASS B DISTRIBUTION PLAN


         WHEREAS, Eaton Vance Municipals Trust (the "Trust") engages in business as an open-end investment company with multiple series (each with multiple classes) and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, on June 23, 1997 the Trust adopted a Plan of Reorganization and a Multiple Class Plan on behalf of its series and in connection therewith the Trustees of the Trust amended the Declaration of Trust to terminate certain series, to rename its Marathon series and to establish four classes of shares (including Class B shares) within each renamed series;

         WHEREAS, the assets of each Marathon series will be converted to Class B assets of the renamed series and the shares of each Marathon series will be converted to Class B shares of the renamed series pursuant to such reorganization;

         WHEREAS, the Trust adopted separate Distribution Plans and an Amended Distribution Plan (collectively the "Original Plans") on behalf of its Marathon series which are the predecessors to its Class B shares pursuant to which each Marathon series made payments in connection with the distribution of its shares;

         WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of Class B shares of each of its series listed on Schedule A (a "Fund"), but does not intend to remunerate the Principal Underwriter under this Class B Distribution Plan unless and until the Principal Underwriter sells Class B shares of the Fund;

         WHEREAS, each Fund will pay the Principal Underwriter sales commissions and distribution fees out of Class B assets only in connection with the sale of Class B shares;

         WHEREAS, each Fund intends to pay service fees out of Class B assets as contemplated in subsections (b) and (d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Rules");

         WHEREAS, the Trustees of the Trust have determined that it is desirable to adopt this Class B Distribution Plan as a successor to the Original Plans; and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Class B Distribution Plan will benefit the Trust, each Fund listed on Schedule A, and the holders of Class B shares of each such Fund.

         NOW, THEREFORE, the Trust hereby adopts this Class B Distribution Plan (this "Plan") on behalf of each Fund in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

         1. The Fund will pay sales commissions and distribution fees out of Class B assets to the Principal Underwriter only after and as a result of the sale of Class B shares. The Principal Underwriter will provide such distribution services and facilities as the Trust may from time to time consider necessary to accomplish the sale of Class B shares. It is understood that the Principal Underwriter may pay such sales commissions and make such other payments to Authorized Firms and other persons as it considers appropriate to encourage distribution of such shares.

         2. On each sale of Class B shares (excluding reinvestment of dividends and distributions), the Fund shall pay the Principal Underwriter a sales commission out of Class B assets in an amount not exceeding 5% of the price received by the Fund therefor, such payment to be made in the manner set forth and subject to the terms of this Plan. The amount of the sales commission shall be established from time to time by vote or other action of a majority of (i) those Trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees") and (ii) all of the Trustees then in office. The Fund shall also pay the Principal Underwriter out of Class B assets a separate distribution fee (calculated in accordance with Section 3), such payment to be made in the manner set forth and subject to the terms of this Plan.

         3. The sales commissions and distribution fees referred to in Section 2 shall be accrued and paid in the following manner. Each Class B shall accrue daily an amount calculated at the rate of .75% per annum of its daily net assets, which net assets shall be computed in accordance with the governing documents of the Trust and applicable votes and determinations of the Trustees of the Trust. The daily amounts so accrued throughout the month shall be paid to the Principal Underwriter on the last day of each month. The amount of such daily accrual, as so calculated, shall first be applied and charged to all unpaid sales commissions, and the balance, if any, shall then be applied and charged to all unpaid distribution fees. No amount shall be accrued with respect to any day on which there exist no outstanding uncovered distribution charges of the Principal Underwriter due from Class B shares. The amount of such uncovered distribution charges shall be calculated daily. For purposes of this calculation, distribution charges of the Principal Underwriter shall include (a) the aggregate of all sales commissions which the Principal Underwriter has been paid pursuant to this Section 3 (and pursuant to Section 3 of the Original Plans) plus all sales commissions which it is entitled to be paid pursuant to
Section 2 (and pursuant to Section 2 of the Original Plans) since inception of the Original Plans through and including the day next preceding the date of calculation, and (b) an amount equal to the aggregate of all distribution fees referred to below which the Principal Underwriter has been paid pursuant to this
Section 3 (and pursuant to Section 3 of the Original Plans) plus all such fees which it is entitled to be paid pursuant to Section 2 (and pursuant to Section 2 of the Original Plans) since inception of the Original Plans through and including the day next preceding the date of calculation. From this sum (distribution charges) there shall be subtracted (i) the aggregate amount paid or payable to the Principal Underwriter pursuant to this Section 3 (and pursuant to Section 3 of the Original Plans) since inception of the Original Plans through and including the day next preceding the date of calculation and (ii) the aggregate amount of all contingent deferred sales charges paid or payable to the Principal Underwriter since inception of the Original Plans through and including the day next preceding the date of calculation. If the result of such subtraction is a positive amount, a distribution fee [computed at the rate of 1% per annum above the prime rate (being the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) then being reported in the Eastern Edition of The Wall Street Journal or if such prime rate is not so reported such other rate as may be designated from time to time by vote or other action of a majority of (i) the Rule 12b-1 Trustees and (ii) all of the Trustees then in office] shall be computed on such amount and added to such amount, with the resulting sum constituting the amount of outstanding uncovered distribution charges of the Principal Underwriter due from Class B shares with respect to such day for all purposes of this Plan. In addition, the calculation shall include amounts under the Original Plans when a predecessor principal underwriter existed. If the result of such subtraction is a negative amount, there shall exist no outstanding uncovered distribution charges of the Principal Underwriter due from Class B shares with respect to such day and no amount shall be accrued or paid to the Principal Underwriter with respect to such day. The aggregate amounts accrued and paid pursuant to this Section 3 during any fiscal year of the Fund shall not exceed .75% of the average daily net assets of Class B for such year.

         4. The Principal Underwriter shall be entitled to receive all contingent deferred sales charges paid or payable with respect to any day on which there exist outstanding uncovered distribution charges of the Principal Underwriter due from Class B shares. Class B shall be entitled to receive all remaining contingent deferred sales charges paid or payable by Class B shareholders with respect to any day on which there exist no outstanding uncovered distribution charges of the Principal Underwriter due from Class B shares, provided that no such sales charge which would cause the Class B to exceed the maximum applicable cap imposed thereon by paragraph (2) of subsection
(d) of Rule 2830 of the NASD Rules shall be imposed.

         5. The Fund may make payments of service fees out of Class B assets to the Principal Underwriter, Authorized Firms and other persons. The aggregate of such payments during any fiscal year of the Fund shall not exceed .25% of the average daily net assets of Class B for such year. Appropriate adjustment of service fee payments shall be made whenever necessary to ensure that no such payment shall cause the Class B to exceed the applicable maximum cap imposed thereon by paragraph (5) of subsection (d) of Rule 2830 of the NASD Rules.

         6. This Plan shall not take effect until after it has been approved by both a majority of (i) the Rule 12b-1 Trustees and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         7. Any agreements between the Trust on behalf of the Funds and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of this Plan in Section 6.

         8. This Plan shall continue in effect with respect to each Class B until April 28, 1998 (or, if applicable, the next April 28 which follows the day on which the Fund has become a Fund hereunder by amendment to Schedule A subsequent to April 28, 1998) and from year to year thereafter, but only for so long as such continuance after April 28, 1998 (or if applicable, said next April
28) is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 6.

         9. The persons authorized to direct the disposition of monies paid or payable pursuant to this Plan or any related agreement shall be the President or any Vice President or the Treasurer of the Trust. Such persons shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         10. This Plan may be terminated as to any Fund with respect to its Class B shares at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class B voting securities of the Fund. The Principal Underwriter shall also be entitled to receive all contingent deferred sales charges paid or payable with respect to any day subsequent to termination of this Plan on which there exist outstanding uncovered distribution charges of the Principal Underwriter due from Class B shares.

         11. This Plan may not be amended to increase materially the payments to be made by the Class B shares of the Fund as provided in Sections 2, 3 and 5 unless such amendment is approved by a vote of at least a majority of the outstanding voting securities of the Class B shares of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for Trustee approval of this Plan in Section 6. Additional series of the Trust which are to become a Fund hereunder will become subject to this Plan and governed hereby upon approval by the Trustees of the Trust and amendment of Schedule A. All references in this Plan to the "Original Plans" shall not be applicable to any such additional series of the Trust which becomes a Fund hereunder by amendment of Schedule A subsequent to June 23, 1997.

         12. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

         13. The Trust shall preserve copies of this Plan and any related agreements made by the Trust and all reports made pursuant to Section 9, for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         14. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Class B shares of a Fund pursuant to this Plan shall be limited in all cases to the assets of such Class B shares and no person shall seek satisfaction thereof from the shareholders, officers or Trustees of the Trust or any other class or series of the Trust.

         15. When used in this Plan, the term "service fees" shall have the same meaning as such term has in subsections (b) and (d) of Rule 2830 of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding Class B voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the Class B shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Class B shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Class B shares of the Fund.

         16. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

         17. This Plan shall be effective with respect to a specific Fund on the date that Fund begins offering its Class B shares. As of such effective date this Plan shall amend, replace and be substituted for the Original Plans previously applicable to the Class B assets of that Fund. The outstanding uncovered distribution charges of the Principal Underwriter calculated under the Original Plans as of the close of business on the day preceding the date a Fund begins offering Class B shares shall be the outstanding uncovered distribution charges of the Principal Underwriter with respect to such Class B calculated under this Plan as of the opening of business on the date such shares are offered.

                              Adopted June 23, 1997

                                  *   *   *

                                   SCHEDULE A

                          EATON VANCE MUNICIPALS TRUST
                            CLASS B DISTRIBUTION PLAN
                            EFFECTIVE: JUNE 23, 1997

Name of Fund Adopting This Plan                             Inception Date of Original Plans
-------------------------------                             --------------------------------

Eaton Vance Alabama Municipals Fund                         April 24, 1992
Eaton Vance Arizona Municipals Fund                         July 22, 1991
Eaton Vance Arkansas Municipals Fund                        October 1, 1992
Eaton Vance California Municipals Fund*                     December 19, 1985/September 29, 1995
Eaton Vance Colorado Municipals Fund                        August 20, 1992
Eaton Vance Connecticut Municipals Fund                     April 24, 1992
Eaton Vance Florida Municipals Fund                         August 20, 1990
Eaton Vance Georgia Municipals Fund                         December 16, 1991
Eaton Vance Kentucky Municipals Fund                        December 16, 1991
Eaton Vance Louisiana Municipals Fund                       October 1, 1992
Eaton Vance Maryland Municipals Fund                        December 16, 1991
Eaton Vance Massachusetts Municipals Fund                   April 15, 199
Eaton Vance Michigan Municipals Fund                        April 15, 1991
Eaton Vance Minnesota Municipals Fund                       July 22, 1991
Eaton Vance Mississippi Municipals Fund                     June 7, 1993
Eaton Vance Missouri Municipals Fund                        April 24, 1992
Eaton Vance National Municipals Fund                        December 19, 1985
Eaton Vance New Jersey Municipals Fund                      January 7, 1991
Eaton Vance New York Municipals Fund                        August 20, 1990
Eaton Vance North Carolina Municipals Fund                  October 10, 1991
Eaton Vance Ohio Municipals Fund                            April 16, 1991
Eaton Vance Oregon Municipals Fund                          December 16, 1991
Eaton Vance Pennsylvania Municipals Fund                    January 7, 1991
Eaton Vance Rhode Island Municipals Fund                    June 7, 1993
Eaton Vance South Carolina Municipals Fund                  October 1, 1992
Eaton Vance Tennessee Municipals Fund                       August 20, 1992
Eaton Vance Texas Municipals Fund                           January 31, 1992
Eaton Vance Virginia Municipals Fund                        July 22, 1991
Eaton Vance West Virginia Municipals Fund                   June 7, 1993

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* This fund is a successor in operations to a fund which was reorganized, effective October 1, 1995, and the outstanding uncovered distribution charges of the predecessor fund were assumed by the above fund.

Note: All of the foregoing Funds except Eaton Vance Rhode Island Municipals
      Fund, Eaton Vance Mississippi Municipals Fund and Eaton Vance West Virginia Municipals Fund adopted an Amended Distribution Plan on July 7, 1993. In addition, all of the foregoing Funds except Eaton Vance California Municipals Fund adopted an Amended Distribution Plan on June 19, 1995.